UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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To the Stockholders of Broadridge Financial Solutions, Inc.:

As you know, the annual meeting of stockholders of Broadridge Financial Solutions, Inc. (the “Company”) will be held on Wednesday, November 18, 2009, at 10:00 a.m. Eastern Time. This will be the Company’s first virtual annual meeting of stockholders. You can attend the 2009 annual meeting online, vote your shares electronically and submit questions during the meeting, by visiting www.broadridge-ir.com. Please be sure to have your 12-Digit Control Number to enter the meeting.

The notice of this meeting, a proxy statement and a form of proxy were made available electronically or sent to you on or about October 9, 2009. One of the items to be voted on by stockholders at the meeting is Proposal 3, the approval of an amendment to the Company’s 2007 Omnibus Award Plan. In the discussion of Proposal 3 in the proxy statement, the Company provided certain information about the 2007 Omnibus Award Plan as of the date of its fiscal year end of June 30, 2009. The Company would like to update the following information that is included in the proxy statement related to this proposal:

Description of the Proposed Amendment

As of September 30, 2009, the 29,200,000 share limit on Awards (Whole Share Awards and Appreciation Awards) represents: (i) 2,439,817 shares that are available under the 2007 Omnibus Award Plan; (ii) 1,285,058 shares of previously granted vested awards under the 2007 Omnibus Award Plan; (iii) 2,570,812 shares of previously granted Appreciation Awards that have been exercised; (iv) 2,511,178 shares of unvested previously granted Whole Share Awards under the 2007 Omnibus Award Plan; (v) 17,893,135 shares of unexercised previously granted Appreciation Awards under the 2007 Omnibus Award Plan; and (vi) an additional 2,500,000 shares.

Equity Compensation Plan Information

The following table sets forth, as of September 30, 2009, certain information related to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	17,893,135	(2)	$18.91	(3)	2,439,817	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	17,893,135		$18.91		2,439,817

(1)	The 2007 Omnibus Award Plan was originally adopted by ADP prior to the spin-off and was amended and restated by Broadridge effective August 4, 2008.
(2)	This amount consists of stock options which have an average remaining term as of September 30, 2009 of 5.0 years. This amount does not include outstanding unvested Whole Share Awards of: (i) 1,921,656 time-based restricted shares with a weighted-average grant price of $16.37 per share; and (ii) 589,522 performance-based restricted shares with a weighted-average grant price of $15.80 per share. In addition, from the time of the spin-off from ADP and as of September 30, 2009, 2,570,812 stock options have been exercised and 1,285,058 shares of restricted stock have vested.

(3)	This price is calculated without taking into account the shares of Common Stock subject to outstanding restricted stock grants that become issuable as those shares vest, without any cash consideration or other payment required for such shares.
(4)	This amount includes 794,053 shares that can only be issued as Appreciation Awards such as stock options and SARs, and 1,645,764 shares that can be issued as either Appreciation Awards or Whole Share Awards such as restricted shares and RSUs.

Our board of directors continues to unanimously recommend that you vote FOR approval of the amendment of our 2007 Omnibus Award Plan as described in this supplement and in the proxy statement.

Your vote is important. If you have not already voted your shares, I encourage you to do so at this time.

If you have already voted your shares and do not wish to change your vote, no further action is necessary and your vote will be counted for or against Proposal 3 pursuant to the proxy authority that you previously granted.

However, if you wish to change your vote in light of the discussion of Proposal 3 above, you may revoke your proxy by: (i) voting again by Internet before 11:59 p.m. Eastern Time, on November 17, 2009 by visiting http://vote.proxyvote.com/br09; (ii) properly submitting a later-dated proxy by delivering a later-dated proxy card by mail to the Company’s corporate secretary; or (iii) voting again by Internet during the meeting on November 18, 2009 by visiting www.broadridge-ir.com. If you hold your shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Thank you for your continued support of Broadridge.

By Order of the Board of Directors,

Adam D. Amsterdam
Secretary

October 27, 2009